Exhibit 10.1

6 September 2016

Delivered Via Email

Edwin L. Madison, Ph.D.

558 48th Avenue

San Francisco, CA 94121

Dear Dr. Madison:

This letter is to confirm our conversation that your employment with Catalyst Biosciences, Inc. (“Catalyst” or the “Company”) will be terminated on 9 September 2016 (the “Separation Date”), due to a reduction in force.  This letter explains the details of your separation and describes the separation benefits that the Company is offering to you.

On the Separation Date, you will receive a check for your regular earned pay and any accrued but unused vacation time through your last day and reimbursement for expense reports submitted to date.  If you seek reimbursement of any additional business expenses, you agree to submit your final expense reimbursement statement within ten (10) days following the Separation Date, along with receipts or other supporting documentation.  The Company will reimburse valid business expenses in accordance with its standard expense reimbursement policies.

Following the Separation Date, you may elect to continue your group medical insurance coverage under COBRA, and will receive information from our plan administrator describing this conversion election.

You are currently eligible to receive the following benefits:

1.

You will receive a lump sum payment in the amount of $357,000, less applicable withholdings, which is equivalent to twelve (12) months’ base salary (“Severance”) in accordance with your letter agreement dated 15 February 2007, as amended in the letters dated 24 September 2008 and 12 February 2013 but payable no later than the Company’s second payroll period following the Separation Date; and

2.

a portion of your outstanding options to purchase shares of Catalyst common stock (the “Options”) equal to the number of unvested Options that would have vested in the twelve (12) month period following the Separation Date had your employment continued through such period will become fully vested on the Separation Date.

Additionally, in exchange for the agreements contained in this letter agreement, you are eligible to receive the following enhanced benefits:

1.

A lump sum payment in the amount of $34,418, subject to withholding, equal to your estimated COBRA medical, dental and vision premiums (less any COBRA administration fees) for twelve (12) months (“COBRA Payment”);

2.

all of your unexercised Options will remain exercisable until the earlier of (a) the expiration date of such Options as set forth in the corresponding agreement or (b) the date that is three (3) years after the Separation Date. Please keep in mind that each Option, to the extent designated as an incentive stock option, will cease to be an incentive stock option and automatically become a nonqualified stock option as a result of this extension; and

3.	the Company will enter into a Consulting Agreement with you in the form attached as Exhibit C.

Except as expressly provided herein, all terms of the Options and related agreements remain unchanged. We strongly encourage you to consult with your personal legal or tax advisor regarding the tax consequences of the Options (including the impact of the actions described in this letter), the exercise of any Option and the timing of any such exercise.

In exchange for the extended option exercise period, COBRA Payment and consulting agreement, you must return a signed copy of the attached Separation Agreement and General Release of Claims (“Release”) to me within forty-five (45) days following your Separation Date and not revoke the Release.  Please note that the Release may be signed no sooner than your Separation Date.  You also must have returned all Company property and a signed copy of the Termination Certificate attached as Exhibit C to your At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidentiality Agreement”), a true and correct copy of which is attached.  If you satisfy these conditions, the COBRA Payment will be paid to you upon the Release becoming irrevocable but no later than the sixtieth (60th) day following the Separation Date.

If you have any questions, please feel free to call Amanda Hill in Human Resources for more detail.  Ed, we wish you the best in your future endeavors.

Sincerely,

/s/ Nassim Usman

Nassim Usman, Ph.D.

President & CEO

Attachment:  Separation Agreement and General Release of Claims

Separation Agreement and General Release of Claims

I acknowledge and agree that my employment with Catalyst Biosciences, Inc. (the “Company”) terminated on 9 September 2016 (the “Separation Date”).

In consideration of the Company’s agreement to provide the Separation Benefits described in the Company’s letter to me dated 6 September 2016 (the “Letter”, which Letter is incorporated by reference into this Separation Agreement and General Release of Claims (the “Release”)), and in consideration of the obligations set forth in this Release, I hereby fully and forever release and discharge the Company and its officers, directors, shareholders, investors, administrators, employees, agents, successors, predecessors, subsidiaries and assigns from any and all claims, liabilities, demands or causes of action arising out of or relating in any way to my employment with the Company, including the termination of my employment.

I understand and agree that this Release is a full and complete waiver of all claims, whether known or unknown by me (other than my indemnification rights under the Indemnification Agreement between me and the Company dated August 20, 2015 or otherwise provided by law), including but not limited to, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act, the Equal Pay Act of 1963, the Fair Labor Standards Act, the Fair Employment and Housing Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) as related to severance benefits, any family and medical leave acts, and any other state and federal laws and regulations relating to employment or employment discrimination. I agree that the Separation Benefits are in full satisfaction and settlement of any such claims, liabilities, demands or causes of action, and I agree that I will not file any lawsuit or institute any proceeding asserting any such claim.  Notwithstanding the foregoing, this Release does not extend to those rights which as a matter of law cannot be waived, including but not limited to unwaivable rights I may have under the California Labor Code, or to obligations incurred or specified under this Release, and I retain all such rights and claims.  Further, nothing in this Release shall limit my right to file a charge or complaint with any state or federal agency or to participate or cooperate in such a matter; provided, however, that I hereby waive any right to receive any monetary award resulting from such a charge or investigation.

I expressly waive any and all rights that I currently may have arising under the ADEA.  I have received information about the job titles and ages of the employees in my decisional unit for this restructuring, attached as Exhibit A.  I understand that I have the right to consult with an attorney before signing this Release.  I also understand that I have forty-five (45) days after receipt of this Release within which I may review and consider, discuss with an attorney of my own choosing, and decide to sign it or not sign it.  I also understand that for a period of seven (7) days after I sign this Release, I may revoke this Release and that the Release will not become effective until seven (7) days after I sign it, and only then if I do not revoke it.  In order to revoke this Release, I must deliver to the Company’s Chief Executive

Officer, by no later than seven (7) days after I execute this Release, a letter stating that I am revoking it.  If I revoke this Release, I will have no right to receive any Separation Benefits.  If I do not deliver a letter revoking this Release, then this Release shall become effective upon the expiration of the seventh day after I executed this Release (the “Effective Date”).

In addition, and in further consideration of the foregoing, I expressly waive any and all rights and benefits conferred upon me by the provisions of California Civil Code Section 1542, which states: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

I acknowledge and agree that I have received all salary, accrued vacation, commissions, bonuses, wages, compensation or other such sums due to me as of the Separation Date other than amounts, if any, to be paid after the Separation Date pursuant to this Release.  In light of the payment by the Company of all wages due, or to become due to me, I acknowledge and agree that California Labor Code Section 206.5 is not applicable to me.  That section provides in pertinent part as follows: "No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.”

I agree that nothing contained in this Release shall constitute or be treated as an admission of liability or wrongdoing by the Company or me.

I represent and warrant that up through the date on which I execute this Release, I have been in compliance with the terms of the Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) that I signed and entered into with the Company, a copy of which is attached to this Release as Exhibit B.  I acknowledge and agree that I will continue to be bound by the terms of the Confidentiality Agreement.  I acknowledge that I have been advised of the immunity from liability under the Defend Trade Secrets Act, and cannot be held criminally or civilly liable under federal or state trade secret law for the disclosure of trade secrets made in confidence to government officials or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or included in a complaint or other document in legal proceedings, provided that any such filing is made under seal and protected from public disclosure.

I agree to maintain in confidence the terms of this Release and to discuss them only with an employee, attorney or family member who has a reasonable need to know of such terms, or as may be required by law.  I further agree to refrain from making any disparaging comments about the Company and acknowledge that if I breach this agreement, my rights to the Separation Benefits set forth in the Letter will terminate immediately; provided that this restriction does not prevent me from giving truthful testimony in any legal proceeding.  I understand that nothing in this Release prohibits or restricts me (or my attorney) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC, FINRA, any other self-regulatory organization or any other state or federal regulatory authority, regarding this Agreement or its underlying facts or circumstances.

I agree that I have returned all of the Company’s property in my possession including, but not limited to, software keys/codes, building and office keys, access cards, pager, phone card, credit card, electronic organizer, fax, modem, printer, etc.  The Company agrees to return my personal computer(s) and cellular phone(s) to me following removal of all confidential information therefrom.

This Release (including the Letter incorporated herein by reference) sets forth the entire agreement between the Company and me concerning my separation from the Company.  This Release supersedes any other written or oral promises concerning the above subject matter and may not be altered or amended except by a written document signed by the Company and me.  The validity, interpretation, construction and performance of this Release will be governed by the laws of the State of California without reference to conflict of laws provisions.

I hereby acknowledge that (a) I have been given forty-five (45) days from my receipt of this Release to consider and review this Release; (b) I have been given forty-five (45) days from my receipt of this Release to consult with an attorney of my own choosing concerning the waivers contained herein; (c) I have done so or knowingly declined to do so; (d) the waivers and releases made by me herein are knowing, conscious and with full appreciation that I am forever foreclosed from pursing any of the rights so waived; and (e) I sign this Release voluntarily and without coercion.

/s/ Ed Madison	September 14, 2016
Edwin L. Madison, Ph.D.	Date

Catalyst Biosciences, Inc.

By:	/s/ Nassim Usman	September 14, 2016
President & CEO		Date